Exhibit 10.1

October 22, 2014

Marty Heimbigner

6604 110th Ave. NE

Kirkland, WA 98033-7111

Dear Marty,

BSQUARE Corporation (the “Company”) is pleased to extend you an offer of employment as the Company’s Chief Financial Officer effective as of November 3, 2014. You will be paid bi-weekly at a rate equivalent to an annual salary of $260,000 (the “Base Salary”). Upon signing this letter you will also receive a one-time hiring bonus of $8,000.

In addition to the Base Salary, commencing in 2015 you will be eligible to participate in the Company’s Annual Executive Bonus Program (“AEBP”). Your annual bonus potential will be 50% of your Base Salary at 100% achievement. The Company’s executive bonus plan is structured such that no bonuses are paid until the Company achieves certain financial targets and you achieve individual objectives that you, the CEO and the Company’s Board of Directors (the “Board”) will agree upon. Bonuses are paid annually, by March 15 following the close of the Company’s fiscal year, and are payable at the sole discretion of the Compensation Committee of the Board. You must be employed by the Company at the end of the calendar year to be eligible to receive any bonus payout for that calendar year.

Your job classification is Executive. You will be employed as an exempt employee and will not be entitled to overtime. You will be a Section 16 Executive, subject to certain BSQUARE stock trading restrictions and SEC reporting requirements.

You shall be eligible for the following benefits, in addition to any other benefits made available to you by the Company from time to time:

•	A medical, dental, vision, life and disability plan

•	A 401(k) retirement plan, with Company matching contributions

•	Paid time off according to the Company’s standard policy

•	Options to purchase 100,000 shares of the Company’s common stock provided you are employed by the Company in good standing at close of business on November 3, 2014 which shall be the grant date. Such options shall be Non-Qualified Stock Options (NSOs), which shall vest as follows: 33% shall vest on November 3 2015, and the balance will vest in equal monthly installments for two years thereafter. The strike price shall be the closing price of the Company’s common stock on November 3, 2014. Stock options shall expire after 10 years.

•	7,500 restricted stock units provided you are employed by the Company in good standing at close of business on November 3, 2014 which shall be the grant date, which shall vest as follows: 33% shall vest on November 3, 2015, and the balance will vest in equal monthly installments for two years thereafter.

Except as provided in the next paragraph, if your employment is terminated by the Company when neither “cause” nor “long term disability” exists, and provided that you release the Company and its agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to the Company, (i) you will be entitled to receive severance equal to 9 months of your then annual Base Salary, (ii) you shall be eligible for continued COBRA coverage at the Company’s expense for a period of 9 months following your termination date, and (iii) any AEBP bonus to which you would have otherwise been entitled as determined at the sole discretion of the Compensation Committee of the Board shall be payable on a pro rata basis as of your termination date. The foregoing severance payments shall be paid out on regular payroll days post termination, subject to legally required and any individually agreed upon payroll deductions. During the period subsequent to your termination date in

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

which you are being paid such severance amounts, you would not be considered an employee and would therefore receive no Paid Time Off accrual, nor would you be entitled to benefits under the Company’s health and welfare plans or retirement savings plan as an active employee, except as otherwise provided herein.

Immediately prior to consummation of a Change of Control, all of your unvested stock options or restricted stock shall become fully vested and immediately exercisable. In addition, if your employment is terminated by the Company or any successor thereto within 12 months following a Change of Control when neither “cause” nor “long term disability” exists or if you terminate your employment for “good reason,” and provided that you release the Company and any successor thereto and its respective agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to the Company or any successor thereto, you will be entitled to receive a one-time lump sum severance payment equal to (i) 9 months of your then annual Base Salary plus (ii) 75% of your AEBP target, and you shall be eligible for continued COBRA coverage at the Company’s expense for a period of 9 months following your termination date. The foregoing severance payments shall be in lieu of the severance payments described in the preceding paragraph, and after expiration of the 12-month period following a Change of Control, you shall continue to be entitled to receive the severance payments described in the preceding paragraph on the terms and conditions set forth therein.

For purposes hereof, “cause,” “good reason” and “Change of Control” are defined on Attachment A hereto, and “long term disability” is defined in the Company’s sponsored Long Term Disability group insurance plan.

No severance shall be payable hereunder unless the release described herein has been signed and become effective within sixty (60) days from the date of termination (the “Release Deadline”). Upon the release becoming effective, any severance payable hereunder will be payable commencing on or as soon as administratively practicable after the Release Deadline. In the event the termination occurs at a time during the calendar year when the release could become effective in the calendar year following the calendar year in which your termination occurs, then any payments hereunder that would be considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”) will be paid commencing on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the Release Deadline.

Notwithstanding any other provision of this Letter Agreement, if at the time of the termination of your employment, you are a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided hereunder that constitute “nonqualified deferred compensation” subject to Section 409A that are provided on account of separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this Letter Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Furthermore, notwithstanding any other provision of this Letter Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any successor to you or for your benefit pursuant to the terms of this Letter Agreement or otherwise (“Covered Payments”) would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. Any determination required under this paragraph, including whether any payments or benefits are Parachute Payments and whether and the extent to which any reduction in the Covered Payments is required, shall be made by the Company in its sole discretion consistent with the requirements of Section 409A, shall be made by the Company in its sole discretion. You shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this paragraph. The Company’s determinations shall be final and binding on the Company and you.

YOUR EMPLOYMENT IS AT-WILL AND ACCORDINGLY, YOU OR THE COMPANY MAY TERMINATE THIS EMPLOYMENT RELATIONSHIP AT ANY TIME WITH OR WITHOUT NOTICE OR CAUSE.

This offer is contingent upon compliance with the Immigration Reform and Control Act of 1986. The Act requires you to establish your identity and employment eligibility. To do so, on your start date you will be required to complete Section I of the Employment Eligibility Verification Form, I-9. This offer is also contingent on your acceptance and return of the BSQUARE Proprietary Rights Agreement provided herewith.

Please signify your acceptance hereof by signing and returning a copy of this Letter Agreement and the attached Proprietary Rights Agreement by the close of business on October 24, 2014.

On behalf of BSQUARE CORPORATION, I am very excited to have you on board!

Sincerely,

BSQUARE CORPORATION		Acknowledged and agreed:

By:	/s/ Jerry Chase	/s/ Marty Heimbigner
	Jerry Chase	Marty Heimbigner
President and Chief Executive Officer

ATTACHMENT A

For purposes of this Letter Agreement, “cause” means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of Company property, physical attack to a fellow employee, intoxication at work, use of controlled substances or alcohol to an extent that materially impairs your performance of your duties, willful malfeasance or gross negligence in the performance of your duties, violation of law in the course of employment that has a material adverse impact on the Company or its employees, your failure or refusal to perform your duties, your failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to the Company, neglect of duty, poor job performance, or any material breach of your duties or obligations to the Company that results in material harm to the Company.

For purposes hereof, “neglect of duty” means and is limited to the following circumstances: (i) you have, in one or more material respects, failed or refused to perform your job duties in a reasonable and appropriate manner (including failure to follow reasonable directives), (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the neglect of duty and given you a reasonable opportunity to improve, and (iii) your neglect of duty either has continued at a material level after a reasonable opportunity to improve or has reoccurred at a material level within one year after you were last counseled.

For purposes hereof, “poor job performance” means and is limited to the following circumstances: (i) you have, in one or more material respects, failed to perform your job duties in a reasonable and appropriate manner, (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the performance problems and given you a reasonable opportunity to improve, and (iii) your performance problems either have continued at a material level after a reasonable opportunity to improve or the same or similar performance problems have reoccurred at a material level within one year after you were last counseled.

For purposes of this Letter Agreement, “good reason” shall mean the occurrence of any of the following, in each case without your written consent:

(i)	a material reduction in your Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)	a material reduction in your AEBP bonus target; or

(iii)	a material, adverse change in your title, authority, duties or responsibilities (other than as required by applicable law).

You cannot terminate your employment for good reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for good reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for good reason within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for good reason with respect to such grounds.

Further, for purposes of this Letter Agreement, a “Change of Control” shall mean:

(i)	the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company for securities of, or consideration issued, or caused to be issued by, the acquiring entity or any of its affiliates, provided, that after such event the shareholders of the Company immediately prior to the event own less than a majority of the outstanding voting equity securities of the surviving entity immediately following the event; or

(ii)	any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.